Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
4306, INC.

Under Section 242 of the Delaware General Business Law

51146, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), does hereby certify that:

1.    The name of the Corporation prior to the filing of this Certificate of Amendment is 51146, Inc.

2.    The Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation to VoiceServe, Inc. by amending Article FIRST thereof to read as follows:

FIRST: The name of this Delaware corporation is: VoiceServe, Inc.

3.    This Certificate of Amendment and the amendments of the Certificate of Incorporation contained herein were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President this 21st day of February, 2007.

4306, Inc.

By:	/s/ Alexander Ellinson
Alexander Ellinson
President